FOR IMMEDIATE RELEASE
May 20, 2016

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Eric B. Heyer, Executive Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

Kearny Financial Corp. Announces
Authorization for Stock Repurchase Plan
and Declares Quarterly Cash Dividend

Fairfield, New Jersey, May 20, 2016 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”) announced that at a meeting held on May 18, 2016,  the Board of Directors  authorized a stock repurchase plan to acquire up to 9,352,809 shares or 10% of the Company’s currently outstanding common stock.

Such repurchases will be made from time to time in the open market, through block trades, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. Such repurchases will be based on stock availability, price, the Company’s financial performance and alternative uses of capital.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

The Company also announced that at that same meeting its Board of Directors declared a quarterly cash dividend of $0.02 per share to stockholders of record as of June 1, 2016, payable on June 15, 2016.

Kearny Financial Corp. is the parent company of Kearny Bank, which operates from its administrative headquarters building in Fairfield, New Jersey, and 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.  At March 31, 2016, Kearny Financial Corp had approximately $4.5 billion in total assets.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.